Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-120866, No. 333-120867, No. 333-139539, No. 333-139543 and No. 333-188951 of Neenah Paper, Inc. on Form S-8 of our report dated July 8, 2016, with respect to the statements of net assets available for benefits of Neenah Paper, Inc. 401(k) Retirement Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, and the related Supplemental Schedule of Assets (Held at End of Year) as of December 31, 2015, appearing in this Annual Report on Form 11-K of Neenah Paper 401(k) Retirement Plan for year ended December 31, 2015.

/s/ Warren Averett, LLC
July 8, 2016